Exhibit 99.3

September 14, 2016

Re: Rancon Realty Fund IV Liquidating Trust Estimated Unit Value

Dear Custodian and/or Pension Plan Trustee:

On March 21, 2016, Rancon Realty Fund IV, LP (“Rancon IV”) transferred all of its remaining assets to the Rancon Realty Fund IV Liquidating Trust (“Rancon IV LT” or “the Trust”). Investors who were Limited Partners of Rancon IV are now Beneficial Owners who hold Beneficial Interests in the Trust.

In response to requests from custodians and pension plan trustees, the Trustee is providing an estimated current value of $32.00 per unit of the outstanding Beneficial Interests in the Trust.

This value is an estimate of the per unit amount remaining to be distributed by the Liquidating Trust. Such estimate has been calculated with reference to the current assets of the Trust and the estimated remaining expenses of administering the Trust and satisfying the Fund’s liabilities. Although it is anticipated that the Trust will make distributions to the Beneficiaries in approximately this amount per unit, there can be no assurance of the amount that will be available for distribution from the Trust. The estimated value per unit is not a representation, warranty or guaranty that (i) a Beneficiary will ultimate realize distributions per unit equal to this estimated value per unit; or (ii) the methodologies used to estimate the per unit value meet the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA or other retirement plans or accounts subject to Section 4975 of the Code.  This valuation was internally prepared by the Trustee without verification or review by any third-party advisors.

Sincerely,

Dan Stephenson

Chairman, Rancon Financial Corporation

In its capacity as Trustee of the Liquidating Trust

Note: Certain statements contained in this letter may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, in particular, statements about future events and are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual events to differ materially from those anticipated. Investors are referred to the risk factors disclosed under Part 1A of Part 1 in the Trust’s December 31, 2015, Annual Report on form 10-K, and under the caption “Risk Factors” in Rancon IV’s Proxy Consent Solicitation Statement dated April 21, 2014. Forward-looking statements are not intended to be a guaranty of future events. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “possible,” “will,” “can,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. Neither the Liquidating Trust nor its Trustee makes any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. Actual events could differ materially from any forward-looking statements contained in this letter. This letter is neither an offer of nor a solicitation to purchase securities.

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Livermore, California 94551

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